Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268616

PROSPECTUS SUPPLEMENT NO. 50

(to Prospectus dated May 4, 2024)

MSP RECOVERY, INC.

32,220 Shares of Class A Common Stock

This prospectus supplement no. 50 amends and supplements the prospectus dated May 4, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-268616). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 5, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 32,220 shares of our Class A Common Stock, par value $0.0001 per share, held by the Selling Securityholders (the “Total Resale Shares”), including up to 15,239 shares of our Class A Common Stock issuable upon exercise of the Class A Common Stock Underlying Warrant (the “CPIA Warrant”) pursuant to an Amendment to the Claim Proceeds Investment Agreement (the “Amendment”) and a Warrant Agreement (the “Warrant Agreement”) with Brickell Key Investments LP (the “CPIA Holder”). As the exercise price of the CPIA Warrant is only $0.4375 per share, should the CPIA Holder exercise the CPIA Warrant, we would only receive nominal proceeds therefrom.

Our Common Stock, Public Warrants and New Warrants are listed on OTC Markets under the symbols “MSPR,” “MSPRZ,” and “MSPRW.” On January 2, 2026, the closing price of Common Stock was $0.0901 per share, the closing price of our Public Warrants was $0.0041 per warrant and the closing price of our New Warrants was $0.0005 per warrant.

Effective at 11:59 PM EDT on September 1, 2025, the Company amended its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect a 1-for-7 reverse stock split of the Company’s common stock (the “Reverse Split”). Unless otherwise noted, the share and per share information in this Prospectus Supplement No. 50 have been adjusted to give effect to the Reverse Split.

Investing in our securities involves risks. Before you invest in our securities, please carefully read the information provided in the “Risk Factors” section beginning on page 9 of the Prospectus and any in any applicable prospectus supplement, and Item IA of our Annual Report on Form 10-K for the fiscal year ending December 31, 2024, filed with the SEC on April 16, 2025.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 5, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2026

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39445 (Commission File Number)	84-4117825 (I.R.S. Employer Identification No.)

3150 SW 38th Avenue Suite 1100 Miami, Florida		33146
(Address of principal executive offices)		(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MSPR	OTC Market Group, Inc.

Redeemable warrants, each lot of 4,375 warrants exercisable for one share of Class A common stock at an exercise price of $50,312.50 per share	MSPRW	OTC Market Group, Inc.

Redeemable warrants, each lot of 4,375 warrants exercisable for one share of Class A common stock at an exercise price of $0.4375 per share	MSPRZ	OTC Market Group, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information in Item 8.01, under the heading Transfer of Publicly Traded Securities to the OTCID Market in this Current Report on Form 8-K is incorporated by reference herein to the extent required to be disclosed under this Item 3.01.

Item 8.01. Other Events.

Transfer of Publicly Traded Securities to the OTCID Basic Market

As previously disclosed in the Company’s Current Report on Form 8-K filed on December 22, 2025, the Company’s Class A common stock (the “Common Stock”) was delisted from the Nasdaq Capital Market effective December 22, 2025. On that date, the Common Stock and the Company’s Public Warrants began trading on the OTCQB Venture Market under the symbols “MSPR” and “MSPRZ,” respectively, and the Company’s New Warrants began trading on the OTCID Basic Market under the symbol “MSPRW.”

On January 5, 2026, the Company was notified by OTC Markets staff that the trading of its Public Warrants will be transferred to the OTCID Basic Market effective January 6, 2026, unless and until the Company satisfies the listing requirements of the OTCQB Venture Market for the Public Warrants. The Company intends to continue pursuing qualification for trading of the Public Warrants on the OTCQB Venture Market; however, there can be no assurance that the Company will satisfy the applicable requirements or that its application will be approved.

Trading on the OTCID may result in limited market quotations, reduced liquidity, and lower trading prices for the Company’s securities, and may adversely affect the Company’s ability to raise additional capital. There can be no assurance that an active trading market for the Company’s securities will develop or be sustained.

Employee Furlough

On December 22, 2025, MSP Recovery, Inc. (the “Company”) furloughed seven employees, representing approximately 33% of its workforce, in connection with its liquidity management and restructuring efforts. During the furlough, affected employees will not perform services for the Company and will not receive salary or wages. The Company cannot predict the duration of the furlough and may recall employees based on operational needs and capital availability. Although the Company’s offices were closed for the holiday period, the furlough is expected to materially impact the Company’s core operations beginning January 5, 2026, and may have a material adverse effect on the Company’s revenues and operating results.

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.
Dated: January 5, 2026

	By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Chief Executive Officer